Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 ASR (No. 333-145919) and Form S-4 (No. 333-130682) and Form S-8 (No. 333-96995, 33-60095, and 33-60099) of Hecla Mining Company of our reports dated February 27, 2009, relating to the consolidated financial statements, and the effectiveness of Hecla Mining Company’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

BDO Seidman, LLP

Spokane, Washington
February 27, 2009